UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Nicor Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
VOTING
PROPOSAL 1 – ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF MANAGEMENT
BENEFICIAL OWNERSHIP OF COMMON STOCK
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
AUDIT COMMITTEE REPORT
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
OTHER MATTERS
STANDARDS FOR DIRECTOR INDEPENDENCE

Nicor Inc.
P.O. Box 3014, Naperville, Illinois 60566-7014
630/305-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 23, 2009

The Annual Meeting of Stockholders of Nicor Inc. (“Nicor”) will be held at The Northern Trust Company, 6th Floor, Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Thursday, April 23, 2009, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

1)	elect directors;

2)	ratify the appointment of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2009; and

3)	conduct other business properly brought before the meeting.

Only stockholders of record on the books of Nicor at the close of business on February 24, 2009, will be entitled to vote at the meeting. The stock transfer books will not be closed.

Paul C. Gracey, Jr.
Senior Vice President, General Counsel
and Secretary

March 11, 2009

IMPORTANT

Nicor has approximately 18,500 registered stockholders. Your vote is important and we encourage you to vote promptly, whether you plan to attend the meeting or not. As noted on the proxy card, you may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. If you prefer, you may attend the meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 2009.

Nicor’s Proxy Statement for the 2009 Annual Meeting of Stockholders and the Annual Report to Stockholders (including Form 10-K) for the year ended December 31, 2008 are available at www.nicor.com under “Annual Meeting Materials” in the “Investor” section.

Admission to the 2009 Annual Meeting

If you are a registered stockholder and plan to attend, please detach the admission ticket from the top of the enclosed proxy card and bring it with you to the annual meeting. If you are a stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to our principal executive offices at: Nicor Inc., Investor Relations, P.O. Box 3014, Naperville, IL 60566-7014. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. If your request is received by April 6, 2009, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at The Northern Trust Company lobby beginning at 9:30 a.m. on the day of the annual meeting. An admission ticket (or other proof of stock ownership) and some form of photo identification will be required for admission to the annual meeting. Attendance at the meeting will be limited to stockholders of record as of the record date and one guest per stockholder, and to guests of Nicor.

The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets in Chicago, Illinois. The map below shows parking garages and lots in the immediate vicinity.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc. (“Nicor”), P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on April 23, 2009. Nicor will bear the cost of making solicitations of proxies from its shareholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. In addition to solicitation by mail, officers and employees of Nicor may solicit proxies by telephone, by facsimile or in person. A copy of Nicor’s 2009 Annual Report, the Proxy Statement and the Form of Proxy are scheduled to be mailed on or about March 11, 2009 to all stockholders of record on February 24, 2009.

VOTING

As of February 24, 2009, Nicor had outstanding 45,204,063 shares of Common Stock and 12,018 shares of Preferred Stock. Each share, regardless of class, entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights only for the election of Directors, whereby for each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. The presence of a majority of the votes of the shares of Nicor entitled to vote on the matters to be considered will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the nominees, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter (“broker nonvotes”) will not affect the outcome. With respect to Proposal 2, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon will be required for approval of Proposal 2. Shares represented at the meeting which abstain from voting on this proposal will have the effect of votes against the proposal, while broker nonvotes will not affect the outcome.

You can revoke your proxy at any time before it is exercised by timely delivery to Nicor of a written statement that your proxy is revoked or of a properly executed, later-dated proxy, or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with the instructions set forth in the proxy. If you do not indicate how your shares should be voted on Proposal 1 or Proposal 2, the shares, if represented by a properly executed proxy, will be voted as the Board of Directors recommends.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

The names of the nominees are set forth below along with their business experience during the last five years and other directorships currently held, including directorships with companies whose securities are registered with the U.S. Securities and Exchange Commission. Each Director will also be a Director of Northern Illinois Gas Company, doing business as Nicor Gas Company (“Nicor Gas”), a subsidiary of Nicor. On June 17, 2008, the Board of Directors approved the recommendation of the Corporate Governance Committee and appointed Mr. John C. Staley, formerly Area Managing Partner, Ernst & Young LLP, to the Board. On November 20, 2008, the Board of Directors approved the recommendation of the Corporate Governance Committee and appointed Mr. Armando J. Olivera, President and Chief Executive Officer, Florida Power & Light Company, to the Board. Mr. Staley was known to, and recommended to the Corporate Governance Committee by a non-employee independent Director and

Mr. Olivera was identified by SpencerStuart, a third-party search firm engaged by the Board for the specific purpose of identifying highly qualified candidates for potential nomination to the Board.

ROBERT M. BEAVERS, JR.; Age 65
Director since 1992
Business experience: Chairman and Chief Executive Officer since 2008, Beavers Holdings; Chairman and Chief Executive Officer since 2003, Best Diamond Packaging (Paper Products); Chairman and Chief Executive Officer since 2000, Best Harvest Bakeries (Commercial Bakeries); Senior Vice President, 1980-1999, McDonald’s Corporation (Restaurants).

BRUCE P. BICKNER; Age 65
Director since 1996
Business experience: Independent consultant since 2002; formerly Chairman and Chief Executive Officer, 1985-2002, DEKALB Genetics Corporation (Agricultural Genetics and Technology); Executive Vice President, 1999-2001, and Co-President Global Seed Group, 1998-1999, Monsanto Company (Agricultural Seed, Traits and Chemicals).

JOHN H. BIRDSALL, III; Age 65 Director since 1982 Business experience: Private investor; formerly President, 1982-1986, Birdsall, Inc., a subsidiary of Nicor. (Containerized Shipping).

NORMAN R BOBINS; Age 66
Director since 2007
Business experience: President and Chief Executive Officer since 2008, Norman Bobins Consulting LLC (Independent Consulting); Chairman since 2008, The PrivateBank – Chicago; President and Chief Executive Officer, 2006-2007, ABN AMRO North America; Senior Executive Vice President, 2002-2007, ABN AMRO Bank N.V.; President and Chief Executive Officer, 2003-2007, LaSalle Bank Corporation; Chairman, President and Chief Executive Officer, 2000-2007, LaSalle Bank; and President, 2005-2007, LaSalle Bank Midwest (Financial Institutions).
Directorships: AAR Corp.; PrivateBancorp, Inc.; SIMS Metal Management.

BRENDA J. GAINES; Age 59
Director since 2006
Business experience: Retired since 2004; formerly Chief Executive Officer 2002-2004, President, 1999-2004, Executive Vice President – Corporate Card Sales, 1994-1999, Diners Club North America, a division of Citigroup (Charge/Credit Cards).
Directorships: Federal National Mortgage Association (Fannie Mae); Office Depot, Inc.; Tenet Healthcare Corporation.

RAYMOND A. JEAN; Age 66
Director since 2005
Business experience: Retired since December 2008; formerly Chairman, President and Chief Executive Officer 2001-2008, Quanex Building Products Corporation (formerly Quanex Corporation) (Manufacturer – Engineered Materials and Components).
Directorship: AMSTED Industries, Inc.

DENNIS J. KELLER; Age 67
Director since 1994
Business experience: Retired; formerly Board Chair 1987-2008, Co-Chief Executive Officer 2002-2004 and Chief Executive Officer 1987-2002, DeVry Inc., as well as Board Chair 2002-2008, DeVry University, Inc. (Technical and Management Education).

R. EDEN MARTIN; Age 68
Director since 2005
Business experience: President since 1999, The Commercial Club of Chicago (Civic Group); Of Counsel 2005-2007, Partner 1975-2004, Sidley Austin LLP (Legal Services).
Directorship: Aon Corporation.

GEORGIA R. NELSON; Age 59
Director since 2005
Business experience: President and Chief Executive Officer since June 2005, PTI Resources, LLC (Independent Consulting); President 1999-2005, Midwest Generation EME, LLC (Independent Power Producer); and General Manager 2002-2005, Edison Mission Energy-Americas (Independent Power Producer).
Directorships: Ball Corporation; Cummins Inc.

ARMANDO J. OLIVERA; Age 59
Director since November 2008
Business experience: President and Chief Executive Officer since 2003, Florida Power & Light Company (Electric Utility).
Directorship: Florida Power & Light Company.

JOHN RAU; Age 60
Lead Director; Director since 1998
Business experience: President and Chief Executive Officer since 2002, Miami Corporation (Private Asset Management); Chairman, 2000-2002, Chicago Title and Trust Company Foundation (Charitable Foundation); President and Chief Executive Officer, 1997-2000, Chicago Title Corporation (Financial Services).
Directorships: First Industrial Realty Trust, Inc.; Harris Bank N.A.; Harris Financial.

JOHN C. STALEY; Age 67

Director since June 2008

Business experience: Retired since 2001; formerly Area Managing Partner 1985-2001, Ernst & Young LLP (Accounting and Consulting Services).

Directorships: eLoyalty Corporation; Hospira, Inc.

RUSS M. STROBEL; Age 56

Director since 2004

Business experience: Chairman of the Board since November 2005, Chief Executive Officer since March 2005, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 - October 2002, Senior Vice President, General Counsel and Secretary, December 2000 - January 2002, Nicor, as well as Chairman since November 2005, Chief Executive Officer since 2003, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 - October 2002, Senior Vice President, General Counsel and Secretary, December 2000 - January 2002, Nicor Gas Company.

The Board of Directors unanimously recommends that you vote FOR all the nominees listed above.

DIRECTOR INDEPENDENCE

The Board of Directors has adopted standards for Director independence (Appendix A to this proxy statement) for determining whether a Director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following Directors, all of whom are standing for election to the Board, are independent: Messrs. Robert M. Beavers, Jr., Bruce P. Bickner, Norman R Bobins, John H. Birdsall, III, Raymond A. Jean, Dennis J. Keller, R. Eden Martin, Armando J. Olivera, John Rau, John C. Staley, Ms. Brenda J. Gaines and Ms. Georgia R. Nelson. Mr. Martin is a trustee of the United Way of Greater Chicagoland, a not-for-profit organization. Nicor made approximately $456,000 in contributions to United Way in 2008. The Board considered this information in making its affirmative determination that Mr. Martin is independent. The Board of Directors has also determined that the only Director who is standing for election to the Board who is not independent is Mr. Russ M. Strobel, Chairman, President and Chief Executive Officer of Nicor. Accordingly, 12 of the 13 Director nominees are independent. The Board has also determined that its Audit Committee, Compensation Committee and Corporate Governance Committee are all composed entirely of independent Directors.

EXECUTIVE SESSIONS

Nicor’s Corporate Governance Guidelines provide that non-employee Directors will meet at least annually in executive session without management Directors or management present. In addition, the independent Directors will meet at least three times per year in executive session without management Directors, non-independent Directors or management present. These sessions will take place prior to or following regularly scheduled Board meetings.

The Lead Director facilitates communication with the Board and presides over regularly conducted executive sessions where the Chairman of the Board is not present. The Lead Director and each of the other Directors communicate regularly with the Chairman of the Board regarding appropriate agenda topics and other Board-related matters. Security holders may communicate with the Board of Directors by sending correspondence to the Senior Vice President, General Counsel and Secretary, Nicor Inc., P. O. Box 3014, Naperville, Illinois 60566-7014. The Senior Vice President, General Counsel and Secretary will then submit the correspondence to the Board. Interested parties may communicate directly with the Lead Director by sending correspondence to the Lead Director, Board of Directors, Nicor Inc., P. O. Box 3014, Naperville, Illinois 60566-7014.

BOARD AND COMMITTEE MEETINGS

The Nicor Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. During 2008, there were six meetings of the Board of Directors, five meetings of the Audit Committee, five meetings of the Compensation Committee and six meetings of the Corporate Governance Committee. All incumbent Directors attended 100% of the aggregate number of meetings of the Board and Committees on which they served, except Ms. Nelson, who, due to illness, attended 64% of the aggregate number of meetings of the Board and Committees on which she served. Ms. Nelson attended 100% of the Board and Committee meetings on which she served in 2006 and 2007. Directors are expected to attend Nicor’s Annual Meeting of Stockholders and all were in attendance at the April 24, 2008 meeting except Ms. Nelson, who was ill. Ms. Nelson expects to attend all Board and Committee meetings in 2009.

The charters, which include the functions and responsibilities, for each of the Audit, Compensation and Corporate Governance Committees, as well as Nicor’s Corporate Governance Guidelines and Code of Ethics can be found under Corporate Governance in the Investor Section on Nicor’s Web site at www.nicor.com. Any of the foregoing documents are available in print to any stockholder upon request. Requests may be made in writing to Nicor’s Senior Vice President, General Counsel and Secretary.

COMMITTEES OF THE BOARD OF DIRECTORS

The members of the Audit Committee are Messrs. Bickner (Chairman), Bobins, Martin and Staley and Ms. Nelson. The Audit Committee is responsible for, among other things, reviewing the operation of Nicor’s internal accounting and audit processes, and reviewing the independence, qualifications and performance of the independent registered public accounting firm. Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report.”

The members of the Compensation Committee are Messrs. Beavers, Birdsall, Jean, Keller (Chairman) and Rau. The Committee is composed of outside directors, none of whom has interlocking relationships with Nicor and all of whom meet the independence requirements of the New York Stock Exchange. The Committee is responsible for, among other things, reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive salaries and benefits. The Committee operates under a written charter adopted by the Board of Directors, which can be found under Corporate Governance in the Investor Section of Nicor’s Web site at www.nicor.com. Additional information regarding the Compensation Committee is included in this proxy statement under the caption “Compensation Committee Report.”

The members of the Corporate Governance Committee are Messrs. Bobins, and Rau (Chairman) and Ms. Gaines. The Corporate Governance Committee has responsibility for, among other things, (i) developing criteria for selecting directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending director nominees for the next Annual Meeting of Stockholders; and (iii) developing and recommending to the Board corporate governance guidelines applicable to Nicor. The Corporate Governance Committee will consider written recommendations from shareholders of Nicor regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Stockholders of Nicor, such recommendations should be received in writing by the Senior Vice President, General Counsel and Secretary of Nicor no later than November 12, 2009. The Board, in approving (and, in case of vacancies, appointing) such candidates, takes into account many factors, including, at a minimum, size and composition of the Board, the ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, understanding of Nicor’s businesses on a technical level, other board service, educational and professional background, the possession of fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility, and the diversity of the Board. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Corporate Governance Committee will not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

Annual compensation for non-employee Directors for 2008 was comprised of the following components: cash compensation, consisting of annual retainer, meeting and committee fees; and a cash award equal to the market value of 1,200 shares of Nicor Common Stock. Each of these components is described in more detail below. The total compensation paid in 2008 to our non-employee Directors is shown in the following table.

			Change in
			Pension
			Value and
	Fees		Nonqualified
	Earned		Deferred
	or Paid in	Stock	Compensation	Total
Name	Cash ($)	Awards ($)(1)	Earnings ($)(2)	($)

Robert M. Beavers, Jr.	69,500	55,560	2,111	127,171
Bruce P. Bickner	86,000	55,560	724	142,284
John H. Birdsall, III	78,500	55,560	94,673	228,733
Norman R Bobins	72,500	55,560	0	128,060
Thomas A. Donahoe(3)	31,000	0	38	31,038
Brenda J. Gaines	71,000	55,560	0	126,560
Raymond A. Jean	69,500	55,560	0	125,060
Dennis J. Keller	81,500	55,560	961	138,021
R. Eden Martin	69,500	55,560	631	125,691
Georgia R. Nelson	63,500	55,560	839	119,899
Armando J. Olivera	14,000	18,105	0	32,105
John Rau	93,500	55,560	0	149,060
John F. Riordan(3)	32,500	0	23	32,523
John C. Staley	35,500	47,188	0	82,688

(1)	The amounts shown are equal to the value of 1,200 shares of Nicor Common Stock issued under the Directors’ Stock Value Plan, valued at the closing price on September 2, 2008 of $46.30 per share, except for Mr. Olivera and Mr. Staley who received prorated awards based on the timing of their appointments to the Board during the year. Mr. Olivera was appointed to the Board on November 20, 2008. Mr. Olivera’s award was valued at $35.76 per share, the closing price on the date of his appointment. Mr. Staley’s award was valued at the closing price on September 2, 2008 of $46.30 per share.

(2)	Includes interest paid in excess of market rates for the interest equivalent option of the Directors Deferred Compensation Plan (Mr. Bickner, Mr. Donahoe, Mr. Martin, Ms. Nelson and Mr. Riordan), Capital Accumulation Plan (Mr. Birdsall), as well as the increase in pension value under the Directors Pension Plan (Mr. Beavers and Mr. Keller).

(3)	Mr. Donahoe and Mr. Riordan retired from the Board on April 24, 2008.

ANNUAL BOARD/COMMITTEE RETAINER AND MEETING FEES

For service on the Boards of Nicor and Nicor Gas, non-employee Directors receive an annual retainer of $50,000, plus a $1,500 fee for each Board, Committee and stockholders meeting attended. Chairmen of the Audit, Compensation and Corporate Governance Committees are paid an additional retainer of $15,000 per year. In addition, Mr. Birdsall serves on the Birdsall, Inc. Board and receives a $1,500 fee for each meeting attended.

DIRECTORS’ STOCK VALUE PLAN

Under the Directors’ Stock Value Plan, each non-employee Director receives a cash award on the first business day of the fifth month following the annual election of Directors equal to the then market value of 1,200 shares of Nicor Common Stock. A Director who is appointed to the Board during the Plan year receives a prorated cash award based on the portion of the Plan year that he/she was a Director. If the new Director is appointed to the Board after the first business day of the fifth month following the annual election of Directors, the new Director receives a prorated cash award on the date of appointment to the Board. Pursuant to an annual election of the Director, such amount may be received 100% in cash, half in the form of shares of Nicor Common Stock and the other half in cash, or deferred into the Deferred Compensation Plan. In 2008, Mr. Beavers, Mr. Birdsall, Mr. Bobins and Ms. Nelson

elected to receive half of the cash award in the form of shares of Nicor Common Stock; Mr. Bickner, Ms. Gaines, Mr. Keller, and Mr. Olivera received cash; and Mr. Jean, Mr. Martin, Mr. Rau and Mr. Staley elected to defer their awards into the Deferred Compensation Plan. The cash awards were calculated based on the closing price of Nicor Common Stock on September 2, 2008 of $46.30 per share, except for Mr. Olivera, whose cash award was calculated based on the closing price of Nicor Common Stock on November 20, 2008 of $35.76 per share.

DEFERRED COMPENSATION PLAN

Directors may elect to defer the payment of retainers, fees and Directors’ Stock Value Plan awards. Such deferrals are credited with earnings using an interest equivalent option or a share unit option at the election of the Director. The interest equivalent option accrues interest quarterly at a prime interest rate. In 2008, the average prime interest rate for the interest equivalent option was 5.625%. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted to additional share units based on then-current market prices for Nicor’s Common Stock. At retirement, the number of share units in a Director’s account will be converted to interest equivalent units at the then-current market price of Nicor Common Stock and will continue to earn interest until distributed to the Director. A Director may elect to defer payments from his or her account for up to five years subsequent to retirement and to receive payment of his or her account balance in quarterly installments over periods of up to 10 years. Once each year, a Director may switch all or part of the deferred balance between the interest equivalent option and the share unit option. Non-employee Directors as a group received 17,514 share units for compensation deferred and dividends paid during 2008, with an average price per share of $39.72.

CAPITAL ACCUMULATION PLAN

Under the terms of the Capital Accumulation Plan, John H. Birdsall, III deferred a portion of his salary during his employment with Nicor in 1984 and 1985. The deferred amounts earn interest at a rate of 21% per annum. Mr. Birdsall began receiving installment distributions from the Plan in January 2009. No other Directors participate in the Capital Accumulation Plan.

DIRECTORS PENSION PLAN

Effective May 3, 1995, the Directors Pension Plan was discontinued for any new non-employee Directors and the accrual of additional benefits ceased. Only those non-employee Directors who were participants prior to May 3, 1995 continue in the Plan – including current Directors Robert M. Beavers, Jr. and Dennis J. Keller. At retirement, the Director will be entitled to annual cash payments of $25,000 over a period of years equal to their participation in the Plan. The discount rate applied in quantifying the present value of the accrued benefit is the same as that rate applied to the Nicor Companies Pension and Retirement Plan.

INSURANCE PLAN

Non-employee Directors also receive insurance coverage up to a maximum amount of $500,000, payable in the event of accidental death or disability. Coverage under this Plan ceases on the date the Director terminates or retires from the Board of Directors.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Stock ownership guidelines have been established for non-employee Directors to align their interests with those of the shareholders and to strengthen their focus on activities that create shareholder value. Each non-employee Director is required to own Nicor shares or share equivalents equal to at least three times the Director’s annual retainer plus fees. Non-employee Directors are asked to comply with these guidelines within five years of becoming a Director.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of Nicor Common Stock beneficially owned by each of Nicor’s Directors and the executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group as of February 24, 2009, with sole voting and investment power except as otherwise noted, and share units held by Directors under the Directors’ Deferred Compensation Plan and by executive officers under the Stock Deferral Plan. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock and no Director or executive officer owns any shares of Preferred Stock.

	Shares		Directors’
	Beneficially		Deferral
Name of Beneficial Owner	Owned		Plan Units (1)

Robert M. Beavers, Jr.	17,153		0
Bruce P. Bickner	13,929		0
John H. Birdsall, III	331,841		0
Norman R Bobins	1,214		0
Claudia J. Colalillo	43,449	(2)	0
Daniel R. Dodge	26,962	(2)	0
Brenda J. Gaines	1,206		0
Richard L. Hawley	68,681	(2)(3)	0
Raymond A. Jean	4,624		6,858
Dennis J. Keller	5,000		27,916
R. Eden Martin	4,577		5,578
Rick Murrell	45,941	(2)(3)	0
Georgia R. Nelson	1,926		0
Armando J. Olivera	0		371
John Rau	3,900		20,162
John C. Staley	0		1,052
Russ M. Strobel	339,854	(2)(3)	0
Directors and Executive Officers as a Group (23 persons)	1,024,285	(2)(3)
Percentage of class	2.2

1)	Share units held in the Directors’ Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

2)	Includes shares or share equivalents held pursuant to employee benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Ms. Colalillo, 26,700; Mr. Dodge, 14,400; Mr. Hawley, 42,600; Mr. Murrell, 3,500; Mr. Strobel, 222,500; and all executive officers as a group, 369,400; (b) shares held by the Nicor Savings Investment and Thrift Trust or Birdsall Retirement Savings Plan for: Ms. Colalillo, 259; Mr. Dodge, 2,093; Mr. Hawley, 2,569; Mr. Murrell, 37,303; and all executive officers as a group, 43,250; (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50 percent of their cash awards from the Annual Incentive Compensation Plan or Long Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Ms. Colalillo, 4,551; Mr. Hawley, 3,924; Mr. Strobel, 47,915; and all executive officers as a group, 70,445; and (d) restricted and deferred restricted shares and units granted under the 2006 Long-Term Incentive Plan which can be forfeited under certain conditions: Ms. Colalillo, 6,810; Mr. Dodge, 7,250; Mr. Hawley, 16,130; Mr. Murrell, 3,630; Mr. Strobel, 43,060; and all executive officers as a group, 105,710.

3)	Includes shares held jointly or in common with a spouse, by a spouse or in trust as follows: Mr. Hawley, 3,458; Mr. Murrell, 1,508; Mr. Strobel, 26,379; and all Directors and executive officers as a group, 35,579.

TRANSACTIONS WITH RELATED PERSONS

The Corporate Governance Committee of Nicor’s Board of Directors has adopted a written procedure to be followed in connection with related person transactions involving Nicor. Under the procedure, related person transactions involving executive officers, Directors or Director nominees of Nicor are to be reviewed by the Corporate Governance Committee, which must determine whether to approve or ratify them. Under the procedure, a related person transaction is any transaction in which Nicor participates and the amount involved exceeds $120,000 and in which an executive officer, Director or Director nominee had or will have a direct or indirect material interest. In evaluating a related person transaction, the Corporate Governance Committee considers the relationship or interest of the executive officer, Director or Director nominee involved and the material facts of the transaction. In approving or ratifying the transaction, the Corporate Governance Committee must determine that the transaction is fair and reasonable to Nicor. There were no related party transactions during 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership and transactions in Nicor stock by Directors and executive officers of the company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. Nicor believes that during 2008 its Directors and executive officers complied with all such filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding any person or institution that is known to Nicor to be the owner of more than five percent of Nicor’s Common Stock. This information is as of December 31, 2008, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

	Number of
Name and Address of Beneficial Owner	Common Shares Owned	Percent of Class

Barclays Global Investors, NA(1)	4,588,891	10.15%
45 Fremont Street
San Francisco, CA 94105

(1)	Barclays Global Investors, NA, filed a Schedule 13G with the U.S. Securities and Exchange Commission on February 5, 2009, reporting the beneficial ownership as of December 31, 2008 for the following: Barclays Global Investors, NA (sole voting power – 1,176,760 shares, sole disposition power – 1,381,080 shares); Barclays Global Fund Advisors (sole voting power – 3,123,949 and sole disposition power – 3,126,775 shares); Barclays Global Investors, Ltd. (sole voting power – 58,091 and sole disposition power – 64,091 shares); and Barclays Global Investors Canada Limited (sole voting and disposition power – 16,945 shares).

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the 2008 Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in Nicor’s Annual Report on Form 10-K and Proxy Statement.

Compensation Committee of the Board of Directors of Nicor Inc.

Dennis J. Keller, Chairman	Robert M. Beavers, Jr.	John H. Birdsall, III	Raymond A. Jean	John Rau

COMPENSATION DISCUSSION AND ANALYSIS

PHILOSOPHY AND OVERVIEW OF COMPENSATION

Nicor’s compensation program is designed to support its business strategy and to be one component in Nicor’s “total rewards” approach. Nicor’s compensation program supports the business strategy by being structured to emphasize financial and operating performance and recognize strategic and operating issues, as each specifically relates to Nicor’s business objectives. In addition, Nicor’s executive compensation is designed to assure that we have capable management motivated to serve shareholder, customer and employee interests.

The goals of Nicor’s executive compensation program are to:

•	attract, motivate and retain top talent;

•	provide competitive, market-based plans;

•	align leadership and shareholder interests;

•	link rewards with business performance; and

•	reinforce Nicor’s culture that promotes a successful work environment, helps us achieve business results and supports Nicor’s shared values.

Nicor’s executive compensation program forms a part of Nicor’s “total rewards” approach, which includes intangible benefits of employment with the Company, such as training opportunities, support of community involvement and work/life balance. These total reward intangibles are also considered when setting appropriate levels of tangible compensation, such as salary and incentives.

The compensation program for Nicor’s chief executive officer, chief financial officer and the three most highly compensated officers (the “NEOs”) is discussed below.

The primary elements of Nicor’s 2008 compensation program are outlined in the following chart:

Element	Purpose	Characteristics
Base Salary	Fixed element of pay for an individual’s primary duties and responsibilities	Base salaries are reviewed annually and are set based on competitiveness versus the external market, individual performance and internal equity

Annual Incentive	Paid only upon the achievement of specified annual corporate and/or subsidiary financial or operating goals	Performance-based cash opportunity; amount earned will vary relative to the targeted level based on actual results achieved

Nicor Long-Term Incentive - Performance Cash Units (PCUs)	Paid only upon achievement of specific multi-year performance goals to align management and shareholder interests and reward key executives who have the ability to contribute materially to the long-term success of Nicor	Performance-based long-term cash opportunity; amounts earned/realized will vary from the target award based on relative total shareholder return compared to the companies in the Standard & Poor’s (S&P) MidCap 400 Utilities Index over a three-year performance cycle

Nicor Long-Term Incentive - Restricted Stock Units/Restricted Stock/Deferred Restricted Stock	Plan designed to enhance executive stock ownership, align management and shareholder interests and provide an incentive for retention	Value of award grants is dependent upon competitive market pay levels; award vests at the end of a four-year period

Tropical Shipping Long-Term Incentive (for Tropical Shipping officers only)	Paid only upon achievement of a specific multi-year performance goal to reward key executives who have the ability to contribute materially to the long-term success of Tropical Shipping	Performance-based long-term cash opportunity; amounts earned/realized will vary from the target award based on return on operating assets over a three-year performance cycle

Employee Benefits	Provide for basic life and income security needs	Fixed component; retirement contributions tied to base salary only or base salary plus annual incentive, depending on the plan

Compensation Committee Role and Use of Consultants

The Compensation Committee of Nicor’s Board of Directors (the “Committee”) is responsible for setting and approving all compensation paid to Nicor’s executive officers and the Committee set and approved 2008 compensation for all NEOs. The Committee has retained an independent consultant to assist it in setting such compensation. Towers Perrin (the “Consultant”) is engaged by and reports directly to the Committee. The Consultant works with the Committee in coordination with management on all aspects of executive rewards. Specifically, the Consultant provides assistance with:

•	competitive market pay data gathering;

•	summarizing and communicating market trends related to compensation program design; and

•	advisory support related to executive pay issues.

In its deliberations, the Committee also meets with the Chief Executive Officer and other members of senior management, as appropriate, to discuss the application of competitive market surveys and incentive program design (pay and performance) relative to the particular structure and needs of Nicor. Specifically, management communicates with the Committee about annual incentive performance goals and targets, and business dynamics that influence pay decisions, including recruiting, retaining and motivating employees. However, management is not involved in the Committee’s final compensation deliberations.

Setting of Compensation

Target total compensation for Nicor’s NEOs is established by reference to competitive market data. Specifically, the Consultant gathers general survey data with respect to energy services and general industry companies’ compensation and data for peer companies of similar size to Nicor in terms of total revenue, as well as, other relevant market practices and trends. This information is then considered in reviewing the recommendations by management regarding the design of the executive pay program and is referred to in setting Nicor’s various elements of compensation. Each NEO’s total compensation is then generally targeted to the median of the competitive market data used in setting his or her compensation. In addition to reviewing the competitive market information, an executive’s target compensation can vary from the median to account for:

•	overall corporate financial and operating performance;

•	the executive’s performance;

•	the executive’s individual responsibility and experience;

•	internal pay equity; or

•	the Chief Executive Officer’s recommendation (as applicable to NEOs other than Mr. Strobel).

Prior years’ awards and payout levels are not factored into the compensation decisions.

The compensation of each NEO, other than Mr. Murrell, is targeted to approximate the median of the survey data for energy services and general industry companies with respect to their position. These surveys reflect the relevant labor markets in which Nicor competes for executive talent, and therefore make up the competitive market for these positions. In 2008, Mr. Strobel’s total compensation was also compared to the pay provided to the chief executive officers (“CEOs”) of the following companies, as disclosed in their 2007 proxy statements, as a secondary reference point:

AGL Resources*	Equitable Resources	New Jersey Resources	Southwest Gas
Alliant Energy	Integrys Energy Group*	Northwest Natural Gas*	WGL Holdings
Atmos Energy*	Laclede Group*	NSTAR	Wisconsin Energy
DTE Energy	National Fuel Gas	Questar

*	These five companies were added to the peer group in 2008. With these additions, five companies were removed from the prior peer group: Keyspan, ONEOK, Peoples Energy, The Williams Companies, Western Gas Resources.

The Committee has elected to review proxy data for CEOs within this peer group to assist the Committee’s understanding of the current competitive pay levels for the CEO position within Nicor’s industry. The review has historically been limited to the CEO position, as it is the most easily defined and identifiable position across companies. The peer group is comprised of companies with extensive gas operations and revenues of similar size to Nicor; providing readily available compensation information for the CEO position. The Committee intends to maintain as much consistency in this group year over year so as not to create undue volatility in the compensation data. However, the Committee reviews the composition of this group periodically, to recognize any changes in Nicor’s business, peer group company characteristics and/or industry dynamics. In 2008, for the first time in three years, the composition of this group was modified to reflect relative changes in company sizes and acquisitions.

Mr. Strobel’s pay package is set by the Committee during executive session based on the Committee’s assessment of his individual performance and the financial and operating performance of Nicor. He does not play any role in determining his own compensation.

As used in this Compensation Discussion and Analysis “competitive market data” and “competitive market” means:

•	by reference to, general survey data with respect to energy services and general industry companies for all NEOs, other than Mr. Murrell;

•	for Mr. Strobel, also the data for the peer group of companies listed above; and

•	shipping industry and general industry surveys for Mr. Murrell.

For general survey data, the Committee reviews only aggregate data and does not review data specific to any individual company.

2008 COMPENSATION DISCUSSION

In 2008, consistent with its compensation philosophy for the NEOs, Nicor targeted total direct compensation (the sum of base salary, annual target incentive and long-term incentive target) to approximate the 50th percentile of the relevant competitive market. To achieve the desired competitive target total direct compensation, Nicor sets each NEO’s base salary, target annual and long-term incentive award values to be near the 50th percentile of the relevant competitive market. This approach creates some variation compared to the relevant competitive market by component of compensation, but supports Nicor’s philosophy of delivering a level of total compensation that is near the 50th percentile.

As more fully discussed below, Mr. Murrell’s target long-term incentive value is established to approximate the 60th percentile of his competitive market. As such, his target total direct compensation is slightly above the 50th percentile. Generally, Nicor considers pay levels near +/− 15% of the median to be within the targeted range. For 2008, each NEO’s actual base salary, targeted total annual cash compensation and targeted total direct compensation was either within the target range of their competitive market or below.

The following is a discussion of these results with respect to each element of compensation, except that Mr. Murrell’s compensation is discussed separately from that of the other Nicor officers due to the differences in his compensation structure.

Base Salary

Base salaries are reviewed annually and are set within a broad-band structure based on individual performance, competitiveness versus the external market, and internal equity. The market 50th percentile data from the relevant competitive market serve as the market reference points against which executive pay is targeted.

Annual Incentives

Nicor’s financial performance is considered in determining the amount, if any, of awards earned under the annual incentive plans. These annual incentive opportunities are established as a percentage of an NEO’s base salary and are targeted, combined with such base salary, at approximately the 50th percentile of the NEO’s competitive data, with the opportunity to earn more for superior performance or less for below-target performance. Actual annual incentive payments each year can range from 0% to 150% of the target opportunity.

The actual amount payable depends upon attainment of specified performance goals relating to net income for all the NEOs and for Mr. Dodge also on income before taxes for Nicor’s Other Energy Ventures (“OEV”). Net income was selected as the primary measure of corporate performance, as Nicor believes it is a comprehensive measure that aligns with shareholder interests and summarizes our achievement of budgeted operating and financial goals.

If actual performance for a given goal equals the targeted goal, then the NEO earns an incentive payout equal to 100% of his target opportunity of base salary. If a maximum performance is achieved, then the NEO can receive 150% of target opportunity. If performance for a given goal is below an established threshold amount, then no amount is payable. The Committee approves the goals at the outset of the performance year and discusses with management budget expectations and assumptions. Following are the performance measures used for 2008 and actual performance results:

				Actual
	Threshold	Targeted	Maximum	Performance
Performance Measures*	Goal	Goal	Goal	Results	Payout%

Nicor Gas Net Income	$33.6	$42.0	$50.4	$56.5	150%
Nicor Non-Utility Net Income	$48.2	$60.2	$72.2	$64.0	115.7%
Other Energy Ventures Income	$22.3	$27.9	$33.5	$40.1	150%

*	Dollar amounts are in millions. The net income performance measures are based on the Nicor’s GAAP results, which are adjusted for certain items, principally an amount attributable to a partial weather offset to Nicor Gas’ weather exposure associated with utility-bill management contracts offered by the OEV businesses. The OEV Income target and actual goal results are both based on GAAP income before taxes for the OEV businesses except for Nicor Enerchange for which GAAP results are adjusted for fair value accounting versus accrual accounting for gas in storage and certain energy-related contracts.

For 2008, the target opportunity as a percentage of base salary for each of the Nicor NEOs, the weighting of each goal in determining their annual incentive and actual payout based on above-target results achieved, as described above, were as follows:

			Actual% of
	Targeted % of 2008	Weighting of Performance	2008 Base
Named Executive Officer	Base Salary	Measures	Salary Earned
Russ M. Strobel	90%	65% Nicor Gas Net Income 35% Non-Utility Net Income	124.2%

Richard L. Hawley	55%	65% Nicor Gas Net Income 35% Non-Utility Net Income	75.9%

Daniel R. Dodge	45%	80% Other Energy Ventures Income 20% Nicor Gas Net Income	67.5%

Claudia J. Colalillo	40%	65% Nicor Gas Net Income 35% Non-Utility Net Income	55.2%

The Committee may make appropriate upward or downward adjustments to the Nicor annual incentive payments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted. No upward or downward adjustments were made to the 2008 payments.

Long-Term Incentives

In 2008, Nicor targeted 50% of target long-term incentive compensation to the Nicor NEOs through performance cash units (“PCUs”) and 50% through time-vested restricted stock units (“RSUs”). This award mix was established based on:

•	Nicor’s stated compensation principles to align leadership interests with shareholders;

•	linking rewards with business performance;

•	competitive market practices; and

•	retention of key talent.

PCUs awarded in 2008 have a performance period of 2008 through 2010, with each performance unit valued at $1.00. Performance units are earned at the end of the three-year performance period depending on Nicor’s three-year total shareholder return (i.e., the value received by shareholders in increased stock price, as well as dividends) relative to the other companies in the S&P MidCap 400 Utilities Index. The potential number of performance units earned can range from 0% to 200% of the number granted. A payout of 100% of the units granted is achieved when Nicor’s performance is at the 50th percentile of the total shareholder return for the companies in the S&P MidCap 400 Utilities Index. Zero payout is made if Nicor’s performance is below the 25th percentile and 200% payout is made if Nicor’s performance is at the 90th percentile or higher. The Committee in its discretion may make downward adjustments to awards of performance units. No adjustments were made to the 2008 payments.

Nicor has utilized PCUs in the long-term incentive program since 2001. No modifications to the PCU program design have been made over that time period. In 2008, Nicor made two changes to the PCU program design. The relative comparison index was changed from the S&P 500 Utilities Index to the S&P MidCap 400 Utilities Index to create a more comparable group in terms of company size and operations. In addition, the performance criteria were modified to provide for target award vesting upon achievement of 50th percentile performance, rather than 60th percentile performance. This modification was intended to create better alignment with Nicor’s median pay philosophy.

RSUs vest based on continued employment at the end of a four-year period, retirement, change in control, death or disability. Generally, at the time of vesting, shares of Nicor’s Common Stock are delivered to the NEO. However, except in the case of change in control, death or disability, Mr. Strobel’s shares are not delivered until six months following his separation of service. The delivery of Mr. Strobel’s stock is deferred until following his termination of employment as otherwise it is anticipated that the amount payable could exceed the limits on deductible, non-performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, in order to allow the payment of the RSUs to Mr. Strobel to be deductible to Nicor, they are deferred until after he is no longer an NEO.

Except in the case of grants made to newly hired executives as an inducement to employment, all equity grants are made only once during the year, at the regularly scheduled March meeting of the Committee.

Employee Benefits

The NEOs participate in health, welfare and qualified retirement programs available to all employees. Nicor also provides NEOs with the option to participate in, and accrue benefits under, various nonqualified retirement plans. The NEOs are also eligible to participate in deferred compensation arrangements, the Salary Deferral Plan and the Stock Deferral Plan. Participation in these nonqualified plans is intended to provide executives with the opportunity to accumulate benefits over time and is part of Nicor’s overall total rewards program. For a fuller explanation of these plans, see the narratives following the Pension Benefits Table, the Nonqualified Deferred Compensation Table and the Other Potential Post-Employment Payments narrative.

Change in Control Benefits

Nicor does not have employment or severance agreements. However, Nicor has entered into change in control agreements with each of the NEOs which provide severance and other benefits in the event that the executive’s employment is terminated without cause or by the executive due to a constructive termination in conjunction with a change in control event. In Mr. Strobel’s case, he is also eligible to terminate his employment for any reason during a 12-month period that begins 90 days after the change in control and be eligible for the severance and other benefits provided by his agreement.

These agreements are intended to accomplish the following objectives:

•	reduce the distraction of the NEOs that would result from the personal uncertainties caused by a pending or threatened change in control,

•	encourage the NEOs’ full attention and dedication to Nicor,

•	provide the NEOs with compensation and benefit arrangements upon a change in control which are competitive with those of similarly situated corporations, and

•	retain key talent.

The change in control agreements provide for severance and other benefits if the executive’s employment is terminated by the executive for “good reason” or by Nicor “without cause” during a period of 180 days prior to, and two years following, a change in control. For a description of the severance and other benefits that each NEO would receive under the terms of the change in control agreements, see the Other Potential Post-Employment Payments narrative.

Mr. Murrell’s Compensation Program

Because of the differences in Tropical Shipping’s business from that of Nicor’s other businesses, the forms of compensation for Mr. Murrell differed from Nicor’s other NEOs. Mr. Murrell’s targeted annual incentive amount was 55% of his base salary. If performance is at target, Mr. Murrell receives 100% of his targeted annual incentive. If performance is at maximum or above, he would receive up to 150% of his targeted incentive. If a given goal is below threshold, then no amount is payable.

For 2008, his annual incentive award was based 80% on achieving an operating income goal of $42.5 million, and based 20% on achievement of other goals relating to Tropical Shipping’s business performance. The operating income goal was the only goal material to the determination of his annual incentive. The business performance goals were selected to create an incentive to focus on, and achieve, objectives related to 2008 business performance. Mr. Murrell’s actual annual incentive was 48.2% of his base salary based on Tropical Shipping’s operating income of $39.3 million and the results of his other goals.

In 2008, Mr. Murrell received a targeted long-term incentive award of 80% of his base salary. His targeted award was comprised of 70% through Tropical Shipping’s long-term cash incentive plan and 30% through Nicor’s long-term incentive plan.

Tropical Shipping’s long-term cash incentive plan provides Mr. Murrell with the opportunity to earn a percentage of his base salary at the end of a three-year performance period based on Tropical Shipping’s return on operating assets over such period. A payout of 100% of this target award is achieved if Tropical Shipping’s average return on operating assets, over the three-year period 2008-2010, is at least 18.3%. Zero payout is made if Tropical Shipping’s performance is below 13.7%; 200% payout is made if Tropical Shipping’s performance is 22.9% or higher.

As with the other NEOs, Mr. Murrell is eligible to participate in the full range of general employee benefits, and is covered by the same plans on the same terms, as provided to all full-time salaried Tropical Shipping employees. Mr. Murrell is also eligible to participate in the Nicor Stock Deferral Plan and the Capital Accumulation Plan.

In addition, Mr. Murrell has entered into a change in control agreement with Tropical Shipping for the same reasons, and with essentially the same terms and conditions, as the Nicor change in control agreements described above, except that under his agreement, a change in control also occurs upon a change in control of Tropical Shipping.

STOCK OWNERSHIP GUIDELINES

Consistent with Nicor’s philosophy that management interests should be aligned with shareholder interests, Nicor requires that all officers acquire and retain Nicor’s Common Stock and stock equivalents at least equal in value to certain ownership levels. Executives have five years to achieve the required ownership levels. The 2008 stock ownership guidelines are as follows:

Ownership Multiple
Executive	(of base salary)

CEO	3.0 times
CFO, EVPs, SVPs and Subsidiary President	1.5 times
Other Senior Officers	1.0 times

ACCOUNTING IMPACT AND TAX DEDUCTIBILITY OF COMPENSATION

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Nicor realizes a tax deduction upon payment to the executive.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the NEOs. To the extent that any cash compensation for any NEO, otherwise deductible for a particular tax year, would not be deductible in that year because of the limitations of Section 162(m), the Committee has mandated that such compensation will be deferred until it would be deductible; however, the Committee at its sole discretion may approve payment of non-deductible compensation from time to time if it deems circumstances warrant it.

Currently, the compensation programs for the PCUs are structured in a manner to be deductible under Section 162(m). In addition, as discussed above, Nicor has structured the payment of Mr. Strobel’s RSUs to be made generally after he is no longer subject to the restrictions on deductible compensation under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers in 2008:

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation
Name & Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)
R. M. Strobel	2008	767,616	980,876	0	931,466	80,051	162,608	2,922,617
Chairman, President and	2007	694,308	468,198	0	692,996	38,247	136,668	2,030,417
Chief Executive Officer of	2006	637,885	345,671	116,573	780,000	37,308	137,717	2,055,154
Nicor and Nicor Gas

R. L. Hawley	2008	434,327	346,581	0	322,563	11,366	88,177	1,203,014
Executive Vice President	2007	396,077	176,624	0	238,590	5,708	78,616	895,615
and Chief Financial Officer	2006	378,942	144,612	49,036	288,750	3,352	75,698	940,390
of Nicor and Nicor Gas

R. Murrell	2008	412,123	110,979	0	515,374	29,966	32,937	1,101,379
Chairman and President of	2007	400,000	84,992	0	454,000	24,721	20,627	984,340
Tropical Shipping & Construction Company Ltd

D. R. Dodge	2008	306,204	273,033	0	202,500	2,115	59,888	843,740
Executive Vice President	2007	277,862	147,201	0	139,601	296	41,928	606,888
Diversified Ventures of Nicor	2006	266,092	81,869	21,660	161,400	0	54,075	585,096

C. J. Colalillo	2008	295,904	275,147	0	159,522	4,404	58,261	793,238
Senior Vice President	2006	257,154	74,113	20,306	157,200	1,915	52,208	562,896
Human Resources and
Corporate Communications of Nicor and Nicor Gas

(1)	Executives, excluding Mr. Murrell, may elect to defer up to 10% of their salary into the Salary Deferral Plan. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table.

(2)	Includes performance cash units, restricted stock units, restricted stock and deferred restricted stock described more fully below in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table. Value of stock awards was determined under FAS 123R based on the assumptions set forth in the footnotes to the financial statements of Nicor’s 2008 Form 10-K, which are incorporated herein by reference. Participants may elect to defer receipt of up to 50% of their total performance cash units award into the Stock Deferral Plan. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table. Payments from the performance cash units are made the year following the end of the three-year performance cycle, when results of the goals have been verified and approved by the Compensation Committee.

(3)	Represents stock option awards granted March 17, 2005, which vested on March 17, 2006 after one year of service. Amounts shown for 2006 represent the expense realized for the period January 1 through March 15, 2006 under FAS 123R based on the assumptions set forth in the footnotes to the financial statements of Nicor’s 2006 Form 10-K, which are incorporated herein by reference.

(4)	Represents amounts earned in both Nicor’s and Tropical Shipping’s annual incentive plan and Tropical Shipping’s long-term incentive plan as discussed in the Compensation Discussion & Analysis. Participants may elect to defer receipt of up to 50% of their total incentive award shown above into the Stock Deferral Plan and, except for Mr. Murrell, up to 20% of their total incentive award into the Salary Deferral Plan. Any amounts under the Nicor Annual Incentive Plan not deductible on the Company’s tax return due to limits in the Internal Revenue Service (“IRS”) Code Section 162(m) are automatically deferred. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table. Payments from the annual incentive plan and Tropical Shipping’s long-term incentive plan are made following the year-end, when results of the goals have been verified and approved by the Compensation Committee.

(5)	Represents changes in the defined benefit pension plan and the interest earned in excess of market for deferred compensation plans. The increase in nonqualified pension values for Mr. Strobel in 2008, 2007 and 2006 was $49,623, $23,534 and $28,121, respectively. For the valuation method and all material assumptions applied to calculate the change in nonqualified pension values, see the Postretirement Benefits footnote to the financial statements in Nicor’s 2008 Form 10-K. Balances in the Salary Deferral Plan are credited with an interest rate equal to 130% of Mergent’s Corporate Bond Rate as defined in the Plan. The average interest rate credited for 2008, 2007 and 2006 was 8.26%, 7.82% and 7.84%, respectively. Interest in excess of market is determined by comparison to the 120% federal long-term monthly rate published by the IRS which for 2008, 2007 and 2006 averaged 5.19%, 5.79% and 5.84%, respectively. Amounts shown are the difference, or the interest in excess of market, between these two average rates. Interest earned in excess of market in the Salary Deferral Plan in 2008 for Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo was $30,428, $11,366, $2,115 and $4,404, respectively, in 2007 for Mr. Strobel, Mr. Hawley and Mr. Dodge was $14,713, $5,708 and $296, respectively, and in 2006 for Mr. Strobel, Mr. Hawley and Ms. Colalillo was $9,187, $3,352 and $1,915, respectively. The balance in the Capital Accumulation Plan is credited with a set interest rate of 21% as defined in the plan. Interest in excess of market is determined by comparison to the federal long-term rate published by the IRS at the time the plan was established, and also at the time the amounts were deferred (14% and 16%). The amount shown is the difference, or the interest in excess of market, between these two rates. Interest earned in excess of market in the Capital Accumulation Plan in 2008 and 2007 for Mr. Murrell was $29,966 and $24,721, respectively.

(6)	This includes all other compensation for 2008, 2007 and 2006 that is not disclosed in the prior columns. Amounts shown for 2008 include company contributions to the 401(k) Plans for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of $15,525, $15,525, $19,297, $15,525 and $15,525, respectively. Also included are company contributions to the Supplementary Savings Plan for Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo of $31,108, $13,792, $3,077 and $4,449, respectively; and company contributions to the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo of $101,945, $45,413, $30,522 and $27,326, respectively, all of which are also included in the Nonqualified Deferred Compensation Table. Amounts shown also include perquisites and personal benefits in 2008 for Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo of $7,700 car allowance each; $3,550, $2,000, $1,405 and $1,370, respectively, for flexible spending, intended to be used for legal or financial advice or for unpaid medical expenses; and for Mr. Murrell of $9,600 car allowance and $1,464 for executive physical. Also included for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo are $2,780, $3,746, $2,577, $1,659 and $1,892, respectively for air travel club membership, spouse travel, meals and entertainment, none of which are more than 10% of the total perquisites and benefits. Executive officers, other than Mr. Murrell, also receive a greater long-term disability benefit than other employees of the Company. However, there is no incremental cost to the Company for such greater benefit.

GRANTS OF PLAN-BASED AWARDS

The following table shows performance awards, performance units and restricted stock units granted to the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers in 2008:

								All Other
								Stock
								Awards:	Grant Date
								Number of	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	of Stock
	Grant	Non-Equity Incentive Plan Awards (2)			Equity Incentive Plan Awards (3)			Stock or	and Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Awards
Name	(1)	($)	($)	($)	(#)	(#)	(#)	(4)	($)(5)
R. M. Strobel	3/27/2008				154,700	618,800	1,237,600	18,650	613,958
	N/A	337,500	675,000	1,012,500

R. L. Hawley	3/27/2008				55,775	223,100	446,200	6,730	221,552
	N/A	116,875	233,750	350,625

R. Murrell	3/27/2008				12,475	49,900	99,800	1,510	49,709
	N/A	58,240	232,960	465,920
	N/A	113,334	226,668	340,002

D. R. Dodge	3/27/2008				26,250	105,000	210,000	3,170	104,356
	N/A	67,500	135,000	202,500

C. J. Colalillo	3/27/2008				23,475	93,900	187,800	2,830	93,164
	N/A	57,800	115,600	173,400

(1)	Grant Date is not applicable for non-equity incentive plan awards.

(2)	Amounts shown for all NEOs, excluding Mr. Murrell, represent possible payment levels under the 2008 Nicor annual incentive plan. Threshold payout is 50% and maximum payout is 150% of target. The amounts shown for Mr. Murrell represent possible payment levels under the 2008 Tropical Shipping long-term incentive plan and the 2008 Tropical Shipping annual incentive plan, respectively. Threshold payout for the Tropical Shipping annual incentive is 50% and maximum payout is 150% of target. Threshold payout for the Tropical Shipping long-term incentive is 25% and maximum payout is 200%. For a full description of the Tropical Shipping long-term incentive plan and the vesting and award criteria, see the narrative following this table and the Compensation Discussion and Analysis.

(3)	For a full description of the performance cash units and the vesting and award criteria, see the narrative following this table and the Compensation Discussion and Analysis.

(4)	The restricted stock units will vest on March 27, 2012, four years after the date of the grant. For a full description of vesting and dividends, see the narrative following this table and the Compensation Discussion and Analysis.

(5)	Grant date fair value is the number of restricted stock units awarded times the closing price of $32.92 for Nicor Common Stock on the date of grant.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Restricted stock units have a four-year restriction period. The shares vest and are delivered at the end of the restriction period if the officer is continuously employed during that period, except for Mr. Strobel, whose shares vest after four years but are not delivered until the earliest of his death, his disability, a change in control, or the six-month anniversary of his separation from service. Until the shares are forfeited or delivered, the participant holding the restricted stock unit has the right of receiving dividends equivalent to the amount of dividends that would be paid on a share of Nicor Common Stock, but is not able to vote the underlying shares. In the case of death, disability or retirement, restricted stock units held more than one year after date of grant will vest immediately and the underlying shares will be delivered (with a six-month delay in the event of retirement or disability). In the case of a change in control, restricted stock units will vest immediately and the underlying shares will be delivered. In all other cases, unvested restricted stock units will be forfeited.

Performance cash unit awards generally are payable on December 31, 2010, provided that the executive is employed by Nicor on such date. However, in the case of death, disability or retirement, performance units held more than one year from the date of grant will be eligible for payout at the end of the performance period based on the normal per-unit performance/payout guidelines. In the event of a change in control, outstanding performance cash units may be paid out in such a manner as determined by the Committee. In all other cases, performance units held less than the full performance period are immediately forfeited.

The Tropical Shipping long-term incentive award is generally payable on December 31, 2010, provided the executive is employed by Tropical Shipping on such date. However, in the case of death, disability or retirement, the award will be eligible for payout at the end of the performance period based on a prorated value of the earned incentive. In all other cases, the long-term incentive award will be immediately forfeited. In the event of termination following a change in control, the target value will be prorated and paid out.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows performance units, stock options, restricted stock units, restricted stock and deferred restricted stock awards that remain outstanding at December 31, 2008 for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers:

	Option Awards			Stock Awards
							Equity
						Equity	Incentive Plan
						Incentive	Awards:
					Market	Plan Awards:	Market or
	Number of			Number of	Value of	Number of	Payout Value
	Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised			Stock That	Stock That	or Other	or Other
	Options (#)	Option	Option	Have Not	Have Not	Rights That	Rights That
	Exercisable	Exercise	Expiration	Vested (#)	Vested ($)	Have Not	Have Not
Name	(1)	Price ($)	Date	(2)	(3)	Vested (#)(4)	Vested ($)(5)
R. M. Strobel	10,000	39.375	12/20/10	11,550	401,247	585,800	585,800
	12,900	36.82	03/14/11	12,860	446,756	1,237,600	1,237,600
	18,400	45.05	03/21/12	18,650	647,901
	52,100	26.97	03/20/13
	51,600	36.34	03/18/14
	77,500	37.23	03/17/15

R. L. Hawley	10,000	36.34	03/18/14	4,790	166,405	210,000	210,000
	32,600	37.23	03/17/15	4,610	160,151	446,200	446,200
				6,730	233,800

R. Murrell	3,500	45.05	03/21/12	1,070	37,172	48,000	48,000
				1,050	36,477	99,800	99,800
				1,510	52,457

D. R. Dodge	14,400	37.23	03/17/15	2,070	71,912	91,300	91,300
				2,010	69,827	210,000	210,000
				3,170	110,126

C. J. Colalillo	13,200	36.34	03/18/14	2,020	70,175	89,100	89,100
	13,500	37.23	03/17/15	1,960	68,090	187,800	187,800
				2,830	98,314

(1)	All outstanding options are vested and exercisable. All options expire 10 years after grant.

(2)	Shares shown represent restricted stock units, restricted stock or deferred restricted stock. Stock shown for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of 11,550, 4,790, 1,070, 2,070 and 2,020, respectively, will vest on March 16, 2010. Stock units shown for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of 12,860, 4,610, 1,050, 2,010 and 1,960, respectively, will vest on March 22, 2011. Stock units shown for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of 18,650, 6,730, 1,510, 3,170 and 2,830, respectively, will vest on March 27, 2012. All stock shares/units will vest in full upon a change in control, or if held more than one year, upon termination due to death or disability. In addition, stock units held more than one year vest in full upon termination due to retirement.

(3)	Value is based on $34.74 per share, the closing price of Nicor Common Stock at December 31, 2008.

(4)	All amounts shown represent performance units, whose payout is determined by a performance multiplier which ranges from 25% to 200% based on Nicor’s total shareholder return (TSR) over a three-year performance period as compared to the performance of the other companies in the S&P 500 Utilities Index / S&P MidCap 400 Utilities Index. No payout is made if the performance threshold is not met. Units shown for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of 585,800, 210,000, 48,000, 91,300 and 89,100, respectively, have a performance period of January 1, 2007 to December 31, 2009, at which time they will vest, and are presented based on achieving 100% of target, on the performance goal. This is the next higher performance level than that achieved for the performance goal for these units in 2008. Units shown for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of 1,237,600, 446,200, 99,800, 210,000 and 187,800, respectively, have a performance period of January 1, 2008 to December 31, 2010, at which time they will vest, and are presented based on achieving 200% of target, on the performance goal. This is the next higher performance level than that achieved for the performance goal for these units in 2008.

(5)	Performance units are valued at $1.00 each.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised and the performance units and restricted stock awards that vested during 2008 for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers:

	Option Awards		Stock Awards
			Number of
	Number of	Value Realized	Shares or Units
	Shares Acquired	on Exercise	Acquired on	Value Realized
Name	on Exercise (#)	($)(1)	Vesting (#)(2)	on Vesting ($)(2)

R. M. Strobel			428,513	428,513

R. L. Hawley			177,646	177,646

R. Murrell	17,800	146,190	39,555	39,555

D. R. Dodge			76,825	76,825

C. J. Colalillo			74,891	74,891

(1)	The value realized upon exercise of options does not include the value of any related payments by the NEO whether in payment of the exercise price or related taxes.

(2)	Performance units having a performance period of January 1, 2006 to December 31, 2008 have vested and will be paid out in 2009, for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of 428,513, 177,646, 39,555, 76,825 and 74,891, respectively. The TSR performance achieved for the end of the three-year period was at 55.2 percentile resulting in an 87.9% payout of units. Each unit has a value of $1.00 and is paid out in cash. Participants may elect to defer up to 50% of their performance cash units earned into the Stock Deferral Plan. Included in the amounts shown above is a deferral for Mr. Strobel of $214,257, which is also included in the Nonqualified Deferred Compensation Table.

PENSION BENEFITS

The following table shows the actuarial present value of the accumulated vested benefit under the defined benefit plan as of December 31, 2008, the measurement date used in Nicor’s financial statements, for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers:

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During 2008
Name	Plan Name	Service (#)	Benefit ($)	($)

R. M. Strobel	Nicor Gas Supplementary Retirement Plan	8	484,388	0
R. L. Hawley	N/A
R. Murrell	N/A
D. R. Dodge	N/A
C. J. Colalillo	N/A

Nicor has agreed to pay Mr. Strobel an annual retirement benefit for life of $50,000 or its actuarial equivalent. The default payment is a lump sum although he may elect an annuity for 75% of the actuarial equivalent with the remaining 25% paid out in a lump sum. For the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit shown above, see the Postretirement Benefits footnote to the financial statements in Nicor’s 2008 Form 10-K.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the aggregated deferred compensation activity in the Salary Deferral Plan, the Stock Deferral Plan, the Nicor Annual Incentive Plan for Officers, the Supplementary Savings Plan, the Supplemental Senior Officer Retirement Plan and the Capital Accumulation Plan for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers during 2008:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in 2008 ($)(1)	in 2008 ($)(2)	in 2008 ($)(3)	Distributions ($)	12/31/08 ($)(4)

R. M. Strobel	1,222,484	133,052	(311,569)	0	4,208,026
R. L. Hawley	64,513	59,205	(42,879)	0	799,514
R. Murrell	0	0	87,631	0	500,608
D. R. Dodge	60,995	33,599	(38,799)	0	304,713
C. J. Colalillo	0	31,774	(10,310)	0	489,990

(1)	Included in the executive contributions shown are compensation reported in the Summary Compensation Table in the current year as salary for Mr. Strobel and Mr. Dodge of $76,762 and $30,620, respectively; and reported as non-equity incentive plan compensation for Mr. Strobel, Mr. Hawley and Mr. Dodge of $931,466, $64,513 and $30,375, respectively; and reported as stock award compensation for Mr. Strobel of $84,868. The non-equity incentive plan and stock award compensation will not be credited to deferred plan accounts until 2009.

(2)	Included in the registrant contributions shown are compensation reported in the Summary Compensation Table in the current year as other compensation, for contributions to the Supplementary Savings Plan for Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo of $24,195, $10,727, $2,393 and $3,460, respectively, and contributions earned and vested in 2008, but which will not be credited to plan accounts until 2009 in the Supplementary Savings Plan and the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo of $108,857, $48,478, $31,206 and $28,314, respectively.

(3)	Included in the aggregate earnings shown is compensation reported in the Summary Compensation Table in the current year as above market earnings for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of $30,428, $11,366, $29,966, $2,115 and $4,404, respectively.

(4)	Included in the aggregate balances shown is compensation reported in the Summary Compensation Tables in previous years for Mr. Strobel, Mr. Hawley, Mr. Murrell, Mr. Dodge and Ms. Colalillo of $2,732,066, $634,834, $24,721, $204,509 and $52,408, respectively. Amounts shown include a portion not vested as of December 31, 2008 for Mr. Dodge in the amount of $1,577. However, in the case of a change in control, retirement, death or disability, this amount would vest immediately.

The Salary Deferral Plan allows executives and managers of Nicor and Nicor Gas to defer up to 10% of their salary and/or up to 20% of their annual incentive plan payout and earn an interest rate equal to 130% of Mergent’s

Corporate Bond Rate as defined in the plan. The average interest rate earned in 2008 was 8.26%. Plan balances are distributed after retirement in installments or a lump sum as elected by the participant, or after termination in a lump sum. Withdrawals during employment are only allowed in extreme hardship cases.

The Stock Deferral Plan allows executives to defer up to 50% of their annual incentive payout and/or up to 50% of their Nicor long-term plan performance units or Tropical Shipping long-term incentive payout. Deferrals are converted to Nicor stock equivalents. As defined in the plan, balances earn dividends equivalent to the dividends paid on Nicor Common Stock. Dividends paid on a share of Nicor Common Stock in 2008 were $1.86. Effective in 2009, dividends may no longer be paid in cash at the election of the participant, but are to be reinvested and converted into more stock equivalents. Participants may elect to have their deferrals, and dividends reinvested, distributed to them in a lump sum as early as three years after deferral, or after retirement in a lump sum or up to 15 annual installments.

The Nicor Annual Bonus Plan for Officers allows executives to defer all or a portion of their annual incentive payout. This Plan also requires that any portion of the bonus, which is not deductible under Section 162(m) of the IRS Code, be automatically deferred. Deferred balances earn an interest rate equivalent to the prime rate applied on a quarterly basis. Participants may elect distribution of voluntary deferrals in a lump sum or annual installments up to five years following the earlier of termination or a date specified by the participant. Involuntary deferrals are distributed in a lump sum six months after termination. Mr. Murrell is not eligible to participate in this Plan.

The Supplementary Savings Plan is credited with amounts the executive would have received under Nicor’s 401(k) Plan except for the fact that the IRS Code puts annual limits on employee and company contributions into the 401(k) Plan. When the participant reaches the IRS annual limit in the 401(k) Plan, then the amounts for company contributions above the IRS annual limit are credited to the Supplementary Savings Plan to assure the participants receive benefits comparable to what they would have received if the IRS did not place limits in the 401(k) Plan. As defined in the plan, balances earn an interest rate equivalent to the Vanguard Retirement Savings Trust III Fund rate in the 401(k) Plan. Participants may elect distribution in a lump sum or up to 10 annual installments to start at retirement. Mr. Murrell is not eligible to participate in this Plan.

The Supplemental Senior Officer Retirement Plan is a defined contribution plan covering executive officers of Nicor and Nicor Gas hired after December 31, 1997, under which they receive an annual credit of 6% of base salary and annual incentive. Vesting occurs at the earlier of three years, attaining age 60, or in the event of a change in control. Mr. Strobel, Mr. Hawley, Mr. Dodge and Ms. Colalillo are vested. They may elect to receive their benefit either in a lump sum or from five to 10 annual installments after retirement. No withdrawals are allowed during employment. As defined in the Plan, they may elect to have amounts credited to their accounts accrue a return equivalent to the results of one or more of 10 specified Vanguard funds. They may change their investment vehicles up to four times per month. While the accounts will remain an unfunded obligation of Nicor, Nicor has created a trust for its own benefit that will hold investments reflecting these obligations.

The Capital Accumulation Plan allowed participants to defer a portion of their salary during 1984 and 1985. The deferred amounts earn interest at a rate of 21% per annum. At age 65, or retirement if later, Mr. Murrell will begin receiving installment distributions from the plan for a period of 15 years. No other NEOs participate in this plan.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The compensation payable to each NEO of Nicor upon voluntary termination, retirement, termination following a change of control and in the event of disability or death of the executive is discussed below. The tables reflect incremental compensation to each of the NEOs of Nicor in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2008, and represent estimates of the amounts, in excess of that earned and vested, which would be paid out to the executives upon their termination. Amounts earned and vested are shown in tables previous to this section (see the Nonqualified Deferred Compensation Table, the Pensions Benefits Table and the Stock Awards columns in the Outstanding Equity Awards at Fiscal Year-End Table). The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company.

Payments made upon Termination

Regardless of the manner in which a NEO’s employment terminates (including after a change in control or for cause), he or she is entitled to receive amounts earned during his or her term of employment consistent with other non-executive employees such as unused accrued vacation pay and accrued base salary, vested deferred compensation, amounts accrued and vested through retirement plans, and outstanding vested stock options (except if the termination is for cause, then outstanding vested stock options are immediately cancelled and future Capital Accumulation Plan benefits are forfeited).

Payments made upon Retirement

In the event of the retirement of a NEO (including after a change in control), in addition to the items named above:

•	All stock options held more than one year become immediately exercisable and remain exercisable for their full term. Unvested stock options are cancelled.

•	The NEO will be eligible for payout from outstanding performance units held more than one year on the same basis as other participants. Performance units held less than one year from grant to retirement date will be cancelled.

•	All unvested restricted stock units and deferred restricted stock held for at least one year will vest and be eligible for immediate payout. Unvested restricted stock held more than one year will accelerate vesting only upon Compensation Committee discretion. Deferred restricted stock, restricted stock and restricted stock units held less than one year are cancelled.

•	The NEO, excluding Mr. Murrell, will continue to receive subsidized health and welfare benefits, including for his or her dependents if applicable, on the same basis as other retirees with similar lengths of service.

•	The NEO, excluding Mr. Murrell, will receive retiree life insurance coverage on the same basis as other retirees.

•	The NEO will be eligible to receive a payout from the applicable annual incentive plan (discussed in the Compensation Discussion and Analysis), prorated as to retirement date, depending on the achievement of the plan’s measures.

Payments made upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed above, the NEO will receive benefits under the company’s disability plan or payments under the company’s life insurance plan, as appropriate. In addition, unvested deferred restricted stock, restricted stock and restricted stock units held more than one year will vest upon death or disability.

In addition to the above, Mr. Dodge and Ms. Colalillo participate in the Security Payment Plan. This plan provides an annuity in case of disability or death during employment. The benefit is based on the Nicor Companies Pension and Retirement Plan formula except age and service are calculated to age 65 and offset by any benefits received through any other company plan (including the company’s short- and long-term disability plans and the retirement plan) and worker’s compensation. In the case of disability, the benefit from this plan would be totally offset by the company’s short- and long-term disability plans until age 66, when the long-term disability plan benefit ends. Starting at age 66, Mr. Dodge and Ms. Colalillo would then be eligible to receive annual payments for life of $103,898 and $78,025, respectively. In the case of death, the annual annuity value of this benefit, payable for life to the spouse of Mr. Dodge and Ms. Colalillo would be $51,949 and $39,012, respectively.

Payments made upon a Termination Following a Change in Control

All NEOs are covered by a Change in Control Agreement (CICA) that defines compensation in the event of termination related to a change in control (as defined in the CICA). The CICAs generally provide that, if within 180 days prior to or two years following a change in control the executive officer’s employment is terminated without cause or by the executive due to a constructive termination (and, in the case of Mr. Strobel, by Mr. Strobel for any reason during the 12-month period beginning 90 days after a change in control), then the executive becomes entitled to the following benefits: (1) payment of an amount equal to three times (a) the sum of the executive’s annual base salary and (b) the greater of the average bonus for the last two years or the current year target bonus; (2) payment of an amount equal to the greater of a prorated current-year target bonus or the amount of the current-year bonus otherwise payable to the executive with respect to the performance period in which the termination date occurs; (3) full vesting of amounts deferred and accrued plus credit for an additional three years of contributions under the Supplemental Senior Officer Retirement Plan, based on the severance payment described in (1) as compensation earned over the severance period (except for Mr. Murrell, who does not participate in this plan);

(4) cash payments of an amount equal to the unvested portion and an additional three years of company contributions to the 401(k) Plans equal to the amount that would have been made over the severance period had employment continued; (5) full vesting of all outstanding stock option awards, which would continue to be exercisable for their full term or until the executive’s earlier death; (6) all forfeiture conditions on any stock incentive, deferred stock unit, restricted stock or restricted stock unit incentive awards lapse immediately, unless subject to performance-based criteria, whereby forfeiture conditions shall lapse on a prorated portion of the stock; (7) full vesting and prorated payout of performance units and other long-term cash incentive awards; (8) up to a three-year continuation of welfare benefits; and (9) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on “parachute payments,” the company will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax was payable.

If a NEO is permanently disabled or dies during the two-year change in control period, the CICA generally provides for payments of the accrued base salary and any accrued paid time off through the termination date not previously paid; an amount equal to the greater of a prorated current-year target bonus or the amount of the current-year bonus otherwise payable to the executive with respect to the performance period in which the termination date occurs; and all amounts previously deferred by or accrued to the benefit of the executive under any nonqualified deferred compensation plan sponsored by Nicor. In addition, the CICA provides that the executive is entitled to receive disability benefits or death benefits, as applicable, at least equal to the greater of those provided under the most favorable disability or death benefit plans applicable to senior company executives in effect immediately before the termination date, or those provided under the most favorable disability plan of the company or death benefit plan provided to the executive at any time during the 90-day period immediately before the date of the change in control.

If a NEO voluntarily terminates for other than good reason, retirement, permanent disability or death, then he or she receives only the benefits noted above under “Payments made upon Termination.”

The CICAs are automatically extended for an additional year on each December 31 unless either party gives notice to the contrary by the preceding June 30. The CICAs are also extended automatically for two years following any change in control while they are in effect.

Potential Payments upon Termination due to Retirement, Death, Disability or a Change in Control

The tables below include the estimated incremental benefits of multiple post-employment termination distributions. Because all NEOs are fully vested in all retirement programs, no incremental value (other than the final contribution to the defined contribution plan) is recognized related to the termination event.

				Termination
				Without Cause
Mr. R. M. Strobel				following a Change
Benefit	Retirement ($)	Death ($)	Disability ($)	in Control ($)

Cash Severance	0	0	0	4,459,494
Cash LTIP Award	0	0	0	596,800
Unvested Deferred Compensation	0	0	0	0
Equity
Restricted Stock	848,003	848,003	848,003	1,495,904
Unexercisable Options	0	0	0	0
Subtotal	848,003	848,003	848,003	1,495,904
Retirement Benefits
Defined Contribution Plans	0	0	0	568,585
Subtotal	0	0	0	568,585
Other Benefits
Health & Welfare	0	0	0	36,581
Outplacement	0	0	0	30,000
Tax Gross-Ups	0	0	0	2,498,124
Subtotal	0	0	0	2,564,705
TOTAL	848,003	848,003	848,003	9,685,488

				Termination
				Without Cause
Mr. R. L. Hawley				following a Change
Benefit	Retirement ($)	Death ($)	Disability ($)	in Control ($)

Cash Severance	0	0	0	2,066,010
Cash LTIP Award	0	0	0	214,367
Unvested Deferred Compensation	0	0	0	0
Equity
Restricted Stock	160,151	326,556	326,556	560,356
Unexercisable Options	0	0	0	0
Subtotal	160,151	326,556	326,556	560,356
Retirement Benefits
Defined Contribution Plans	0	0	0	263,416
Subtotal	0	0	0	263,416
Other Benefits
Health & Welfare	0	0	0	51,673
Outplacement	0	0	0	30,000
Tax Gross-Ups	0	0	0	971,098
Subtotal	0	0	0	1,052,771
TOTAL	160,151	326,556	326,556	4,156,920

				Termination
				Without Cause
Mr. R. Murrell				following a Change
Benefit	Retirement ($)	Death ($)	Disability ($)	in Control ($)

Cash Severance	0	0	0	1,928,003
Cash LTIP Award	0	0	0	275,620
Unvested Deferred Compensation	0	0	0	0
Equity
Restricted Stock	36,477	73,649	73,649	126,106
Unexercisable Options	0	0	0	0
Subtotal	36,477	73,649	73,649	126,106
Retirement Benefits
Defined Contribution Plans	0	0	0	91,500
Subtotal	0	0	0	91,500
Other Benefits
Health & Welfare	0	0	0	46,213
Outplacement	0	0	0	30,000
Tax Gross-Ups	0	0	0	0
Subtotal	0	0	0	76,213
TOTAL	36,477	73,649	73,649	2,497,442

				Termination
				Without Cause
Mr. D. R. Dodge				following a Change
Benefit	Retirement ($)	Death ($)(1)	Disability ($)	in Control ($)

Cash Severance	0	0	0	1,351,502
Cash LTIP Award	0	0	0	95,867
Unvested Deferred Compensation	1,577	1,577	1,577	1,577
Equity
Restricted Stock	69,827	141,739	141,739	251,865
Unexercisable Options	0	0	0	0
Subtotal	69,827	141,739	141,739	251,865
Retirement Benefits
Defined Contribution Plans	0	0	0	172,316
Subtotal	0	0	0	172,316
Other Benefits
Health & Welfare	0	0	0	49,515
Outplacement	0	0	0	30,000
Tax Gross-Ups	0	0	0	571,873
Subtotal	0	0	0	651,388
TOTAL	71,404	143,316	143,316	2,524,515

(1)	This does not include the annual annuity payable to Mr. Dodge’s spouse from the Security Payment Plan, as discussed under the “Payments made upon Death and Disability” above.

				Termination
				Without Cause
Ms. C. J. Colalillo				following a Change
Benefit	Retirement ($)	Death ($)(1)	Disability ($)	in Control ($)

Cash Severance	0	0	0	1,281,093
Cash LTIP Award	0	0	0	90,700
Unvested Deferred Compensation	0	0	0	0
Equity
Restricted Stock	68,090	138,265	138,265	236,579
Unexercisable Options	0	0	0	0
Subtotal	68,090	138,265	138,265	236,579
Retirement Benefits
Defined Contribution Plans	0	0	0	163,339
Subtotal	0	0	0	163,339
Other Benefits
Health & Welfare	0	0	0	39,028
Outplacement	0	0	0	30,000
Tax Gross-Ups	0	0	0	565,955
Subtotal	0	0	0	634,983
TOTAL	68,090	138,265	138,265	2,406,694

(1)	This does not include the annual annuity payable to Ms. Colalillo’s spouse from the Security Payment Plan, as discussed under the “Payments made upon Death and Disability” above.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five members of the Board of Directors. Each member of the Committee is independent of Nicor and its management, as defined by the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. John C. Staley is an “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found under “Corporate Governance” in the investor section of Nicor’s Web site at www.nicor.com.

The Committee has reviewed and discussed Nicor’s quarterly financial statements and the audited financial statements for the year ended December 31, 2008 with management and Deloitte & Touche LLP, Nicor’s independent registered public accounting firm. The Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 5, An Audit Of Internal Control Over Financial Reporting That Is Integrated With An Audit Of Financial Statements.

The Committee has received from Deloitte & Touche LLP the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communications With Audit Committees Concerning Independence, regarding their independence. The Committee has discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Independent Registered Public Accounting Firm” is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2008 be included in Nicor’s Annual Report on Form 10-K for 2008.

Audit Committee of the Board of Directors of Nicor Inc.

Bruce P. Bickner, Chairman	Norman R Bobins	R. Eden Martin	Georgia R. Nelson	John C. Staley

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2009. Deloitte & Touche LLP has served as Nicor’s independent registered public accounting firm since May 2002.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR proposal 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of the Deloitte & Touche LLP fees for professional services rendered for the years ended December 31, 2008 and 2007:

Fee Category	2008	2007

Audit Fees	$2,621,000	$2,295,000
Audit-Related Fees	369,000	392,000
Tax Fees	47,000	60,000
All Other Fees	21,000	16,000

Total Fees	$3,058,000	$2,763,000

Audit Fees

Consists of fees billed for professional services rendered for the audit of Nicor’s consolidated and Nicor Gas’ financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings. The 2008 fees also include those related to Nicor Gas’ 2008 rate case filing.

Audit-Related Fees

Consists of fees for assurance and related services that are reasonably related to the performance of the audit of Nicor’s consolidated and Nicor Gas’ financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees

The 2008 and 2007 fees related to tax return review and preparation assistance.

All Other Fees

Consists of fees for research tools and accounting training provided to Nicor staff.

Audit Committee Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. On an ongoing basis, management of Nicor defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of Deloitte & Touche LLP. On a periodic basis, Nicor’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2008, all audit and non-audit services provided by Deloitte & Touche LLP were approved in advance by the Audit Committee. In 2007, one $500 item in the “All Other Fees” category was inadvertently not approved in advance by the Audit Committee.

STOCKHOLDER PROPOSALS

Stockholder proposals must be received at Nicor’s General Office, attention Senior Vice President, General Counsel and Secretary, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 12, 2009, and must otherwise comply with U.S. Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 2010 Annual Meeting of Stockholders. In addition, written notice must be received on or before January 21, 2010 and must otherwise comply with Nicor’s By-Laws in order for stockholder proposals or nominations to be presented at the 2010 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

PAUL C. GRACEY, JR.
Senior Vice President, General Counsel
and Secretary

March 11, 2009

Appendix A

NICOR INC.

STANDARDS FOR DIRECTOR INDEPENDENCE

The following standards, established by the New York Stock Exchange, have been adopted by the Board of Directors (the “Board”) to determine whether a Director of the Company is independent:

No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

A Director is not independent if:

•	The Director is, or has been within the last five years, an employee of the Company, or an immediate family member is, or has been within the last five years, an executive officer, of the Company.

•	A Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years more than $75,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the Director is a current employee of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Director or an immediate family member was within the last five years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships.  Any payments by the Company for goods or services, or other contractual arrangements to: (i) a business employing, or 10% or more owned by, a Director or an immediate family member; or (ii) an entity for which a Director or an immediate family member serves as a Director or in a similar capacity, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a Director’s independence:

•	If a Director (or an immediate family member) is an officer or Director of another company that does business with the Company and the annual sales to, or purchases from the Company during such other company’s preceding fiscal year are less than 2% of the gross annual revenues of such company; and

•	If a Director is a partner, officer or employee of an investment bank or consulting firm, the Director (or an immediate family member) does not personally perform any investment banking or consulting services for the Company, and the annual fees paid to the firm by the Company during such firm’s preceding fiscal year does not exceed $250,000.

Relationships with Charitable Organizations.  A Director’s independence will not be considered impaired solely for the reason that a Director or an immediate family member is a Director, officer or trustee of a university, foundation or other not-for-profit organization that receives from the Company and its direct and indirect

A-1

subsidiaries during any of the prior three fiscal years, contributions in any single fiscal year not exceeding the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues during such charitable organization’s fiscal year. (Any automatic matching of employee charitable contributions by the Company or its direct or indirect subsidiaries is not included in the Company’s contributions for this purpose.) All contributions by the Company in excess of $100,000 to not-for-profit entities with which a Director is affiliated, will be reported to the Corporate Governance Committee, and may be considered in making independence determinations.

For purposes of these standards, “Company” shall mean Nicor Inc. and its direct and indirect subsidiaries.

A-2

1844 Ferry Road Naperville, IL 60563-9600 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NICIN1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NICOR INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW. Vote On Directors 1. Election of Directors Nominees: 01) R. M. Beavers, Jr. 08) R. E. Martin 02) B. P. Bickner 09) G. R. Nelson 03) J. H. Birdsall, III 10) A. J. Olivera 04) N. R Bobins 11) J. Rau 05) B. J. Gaines 12) J. C. Staley 06) R. A. Jean 13) R. M. Strobel 07) D. J. Keller For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote On Proposal THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2. 2. Ratification of appointment of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2009. Yes No Please indicate if you plan to attend this meeting. Please vote, date, and sign your name(s) exactly as shown and mail promptly in the enclosed envelope. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET You are cordially invited to attend the annual meeting of shareholders of Nicor Inc. to be held on Thursday, April 23, 2009 at 10:30 a.m. at the Northern Trust Company, 6th Floor Assembly Room, 50 LaSalle Street, Chicago, Illinois. You should present this admission ticket, and a form of personal identification, in order to gain admittance to the meeting. This ticket admits only the shareholder(s) listed on the reverse side and one guest, and is not transferable. If shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from your broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K Wrap are available at www.proxyvote.com. Nicor Inc. 1844 Ferry Road Naperville, IL 60563-9600 Proxy Solicited by the Board of Directors The undersigned appoints Russ M. Strobel, Robert M. Beavers, Jr., John H. Birdsall, III, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Nicor Inc., to be held April 23, 2009 or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all matters properly presented at the meeting. This instruction and proxy card is also solicited by the Board of Directors of Nicor Inc. for persons who participate in (1) the Nicor Companies Savings Investment Plan, (2) the Nicor Gas Thrift Plan, and (3) the Birdsall, Inc. Retirement Savings Plan. By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby instructs Vanguard Fiduciary Trust Company, the trustee of each of the Plans named above, to exercise the voting rights relating to any shares of Common Stock of Nicor Inc. allocable to his or her account(s) as of February 24, 2009. The trustee will tabulate the votes received from all participants by April 20, 2009 and shall vote the shares of Nicor Common Stock for which it does not receive voting instruction in the same proportion as the shares voted under the Plans pursuant to instruction. Proxies will be voted as directed. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors.